News Release

Firsthand Technology Value Fund Discloses Preliminary NAV of $23.83 Per Share as of December 31, 2017

Top Holdings Include Pivotal, QMAT, IntraOp, Nutanix, and Revasum

San Jose, CA, January 23, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its preliminary NAV* as of December 31, 2017, was $23.83 per share and its top five holdings were Pivotal Systems, QMAT, IntraOp Medical, Nutanix, and Revasum.

1.

Pivotal Systems Corp. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of December 31, 2017, the Fund’s investment in Pivotal consisted of 33,508,691 shares of preferred stock plus warrants to purchase additional shares and represented approximately 19.9% of the Fund’s preliminary net assets.*

2.

QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of December 31, 2017, the Fund’s investment in QMAT consisted of 18,000,240 shares of preferred stock plus debt securities and warrants to purchase additional shares, and represented approximately 13.4% of the Fund’s preliminary net assets.*

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3.

IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of December 31, 2017, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 12.1% of the Fund’s preliminary net assets.*

4.

Nutanix, Inc. (NASDAQ: NTNX) is a provider of hyperconverged data center equipment that merges computing, storage, and networking capabilities in a single piece of equipment. As of December 31, 2017, the Fund’s investment in Nutanix consisted of 458,772 shares of common stock and represented approximately 9.3% of the Fund’s preliminary net assets.*

5.	Revasum, Inc. is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of December 31, 2017, the Fund’s investment in Revasum consisted of 2,965,717 shares of preferred stock and common stock plus debt securities and represented approximately 8.5% of the Fund’s preliminary net assets.*

The Fund also announced that, as of December 31, 2017, preliminary net assets of the Fund were approximately $174 million, or $23.83 per share, including cash and cash equivalents of approximately $0.25 per share. As of that date, the Fund’s top five holdings constituted 63.2% of the Fund’s preliminary net assets.* Complete financial statements and a detailed schedule of investments as of December 31, 2017, will be available with the Fund’s annual report filing on Form 10-K in March 2018.

Fund Performance

During the fourth quarter of 2017, several material events occurred that contributed to a significant increase in the Fund’s NAV. Because the valuation changes noted below were not based on realized gains, and in some cases may be based in part on proposed or pending transactions, these gains may not be realized and NAV declines or volatility may occur in the future.

Notable events included the following: Shares of Roku (NASDAQ: ROKU) rose 95% in Q4, following its successful IPO in September. As of December 31, 2017, the Fund held 250,000 shares of restricted Roku common stock, with unrealized appreciation of approximately $9 million. Nutanix, (NASDAQ: NTNX), the Fund’s other large public holding, saw its stock rise 58% during the quarter. As of December 31, 2017, the Fund held 458,772 shares of Nutanix common stock, with unrealized appreciation of approximately $9 million.

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A number of our private company holdings coincidentally achieved significant milestones during the fourth quarter, underscoring the unpredictable nature of venture capital investing. While the first three quarters of 2017 were relatively quiet, a number of our top holdings recently completed, or have pending, new funding rounds at significantly higher valuations. The estimated fair market values of these companies appreciated significantly as a result. With no assurance that these pending transactions will close, we could see a drop in these values in future quarters.

The Fund liquidated its position in Cloudera (NYSE: CLDR) during the fourth quarter, selling 20,000 shares of common stock and realizing a small loss in the process.

Share Repurchase Plan

On November 13, 2017, the Fund announced a plan to repurchase up to $2 million worth of SVVC stock in the open market by March 30, 2018. Through the end of December, we had repurchased and retired 128,551 shares of stock at a total cost of approximately $1 million. As of December 31, 2017, the Fund had 7,302,146 shares outstanding.

*	The Fund’s annual audit for fiscal year 2017 is in progress and has not yet been completed. To the extent there are adjustments as a result of the audit, the adjusted NAV for December 31, 2017, will be published in the Fund’s annual report. The Fund currently has no knowledge that there is any material audit adjustment that may require publishing an adjusted December 31, 2017, NAV.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com